--------------------                                         ------------------
CUSIP No. 884094103                 13G/A                    Page 1 of 5 Pages
--------------------                                         ------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                              Think New Ideas, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    884094103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_|      Rule 13d-1(b)
          |X|      Rule 13d-1(c)
          |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                         ------------------
CUSIP No. 884094103                 13G/A                    Page 2 of 5 Pages
--------------------                                         ------------------


   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marshall Capital Management, Inc.

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  -0-
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   -0-
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   -0-

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [_]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0%

  12     TYPE OF REPORTING PERSON*
         OO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP No. 884094103                 13G/A                    Page 2 of 5 Pages
--------------------                                         ------------------

Item 1.
     (a)       Name of Issuer:
               Think New Ideas, Inc.

     (b)       Address of Issuer's Principal Executive Offices:
               45 West 36th Street, 12th Floor, New York, NY 10018

Item 2.
     (a)       Name of Persons Filing:
               Marshall Capital Management, Inc.

     (b)       Address of Principal Business Office:
               11 Madison Avenue, New York, NY 10010

     (c)       Citizenship:
               Delaware

     (d)       Title of Class of Securities:
               Common Stock

     (e)       CUSIP Number:
               884094103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a(n):

     (a)  [_] Broker or Dealer registered under Section 15 of the Act
              (15 U.S. 78o)

     (b)  [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act (15 (U.S.C. 80a-8)

     (e) [_] Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state.

     (f) [_] Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)


     (g) [_] Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(ii)(G)

     (h) [_] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i) [_] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

--------------------                                         ------------------
CUSIP No. 884094103                 13G/A                    Page 4 of 5 Pages
--------------------                                         ------------------

     (j)  [_] Group in accordance with ss.240.13d-1(b)(1)(ii)(J)


Item 4.        Ownership
     (a)       Amount Beneficially Owned:
               See response to Item 9 on page 2.

     (b)       Percent of Class:
               See response to Item 11 on page 2.

     (c)       Number of shares as to which such person has:
                  (i)  Sole power to vote or to direct the vote:
                       See response to Item 5 on page 2.
                 (ii)  Shared power to vote or to direct the vote:
                       See response to Item 6 on page 2.
                (iii)  Sole power to dispose or to direct the disposition of:
                       See response to Item 7 on page 2.
                 (iv)  Shared power to direct the disposition of:
                       See response to Item 8 on page 2.


Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
               Not Applicable

Item 8.        Identification and Classification of Members of the Group
               Not Applicable

Item 9.        Notice of Dissolution of Group
               Not Applicable

--------------------                                         ------------------
CUSIP No. 884094103                 13G/A                    Page 4 of 5 Pages
--------------------                                         ------------------


Item 10.     Certification
             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000



                                                   By:/s/Allan Weine
                                                      ------------------------
                                                   Name:  Allan Weine
                                                   Title: President